                                                                  EXHIBIT (a)(8)


This announcement is neither an (as defined below) offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated February 20, 1998 and the related Letter of Transmittal (and is being made to all holders of Shares). The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in a jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by BancAmerica Robertson Stephens or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                           CONTINENTAL CIRCUITS CORP.
                                       AT
                              $23.90 NET PER SHARE
                                       BY
                           HADCO ACQUISITION CORP. II
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF
                               HADCO CORPORATION

     Hadco Acquisition Corp. II, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Hadco Corporation, a Massachusetts corporation ("Parent"), is offering to purchase all outstanding shares of common stock, $.01 par value (the "Shares"), of Continental Circuits Corp., a Delaware corporation (the "Company"), at a price of $23.90 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 20, 1998 (the "Offer to Purchase") and the related Letter of Transmittal (the "Letter of Transmittal")(which together constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of their Shares pursuant to the Offer.

     The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. Following consummation of the Offer, Purchaser intends to effect the merger described below.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
       NEW YORK CITY TIME, ON THURSDAY, MARCH 19, 1998, UNLESS THE OFFER IS EXTENDED.
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     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY
TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH CONSTITUTE AT LEAST 90% OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS. BENEFICIAL OWNERS OF APPROXIMATELY 7.0% OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY-DILUTED BASIS HAVE AGREED TO TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of February 16, 1998 (the "Merger Agreement") among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that after the purchase of Shares pursuant to the Offer, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. At the effective time of the Merger ("Effective Time"), each outstanding Share (other than Shares held in the Company's treasury or by any wholly-owned subsidary of the Company, Shares owned by Parent, Purchaser or any other wholly-owned subsidiary of Parent and Shares owned by stockholders who shall have properly exercised their appraisal rights under Delaware law) at the Effective Time will be converted into the right to receive $23.90 in cash or any greater amount paid pursuant to the Offer, without interest.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT INCLUDING THE OFFER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Purchaser and Parent have also entered into a Stockholders Agreement dated as of February 16, 1998 (the "Stockholders Agreement") with certain stockholders of the Company. Under the Stockholders Agreement, those stockholders have unconditionally agreed to tender their Shares in the Offer and have granted an irrevocable proxy to Parent to vote such Shares under certain circumstances.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of its acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purposes of receiving payment from Purchaser and transmitting payment to tendering stockholders whose Shares have therefore been accepted for payment. In all cases, payment for Shares purchased
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pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined in Section 3 of the Offer to Purchase) with respect to such Shares),
(ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a Book-Entry Transfer Facility (as defined in Section 3 of the Offer to Purchase), and (iii) all other documents required by the Letter of Transmittal. The per share consideration paid to any stockholder pursuant to the Offer will be the highest per share consideration paid to any other stockholder pursuant to the Offer. Under no circumstances will interest be paid on the purchase price for Shares to be paid by Purchaser, regardless of any extension of the Offer or delay in making such payment.

     The term "Expiration Date" shall mean 12:00 midnight, New York City time, on Thursday, March 19, 1998, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Subject to the terms of the Merger Agreement and applicable law, Purchaser expressly reserves the right, (but will not be obligated except in certain circumstances in the case of the HSR Condition, as defined in the Offer to Purchase) at any time or from time to time, to extend for any reason the period of time during which the Offer is open and thereby delay acceptance for payment of, or payment for, any Shares by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares whether or not Purchaser exercises its right to extend the period of time during which the Offer is open. Any such extension will be followed as promptly as practicable by a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a release to the Dow Jones News Service, or as otherwise may be required by law.

     Except as otherwise provided in the Offer to Purchase, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser as provided for in the Offer to Purchase, may also be withdrawn at
any time after April   , 1998.  For a withdrawal to be effective, a written,
telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal,must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the release of such certificates, the tendering stockholder must also submit to the Depositary the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, as defined in Section 3 of the Offer to Purchase (except in the case of Shares tendered for the account of an Eligible Institution). If
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Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be tendered again at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase.

     The Offer to Purchase, the related Letter of Transmittal and, if required, any other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares by Purchaser.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense. Questions or requests for assistance may also be directed to the Information Agent or the Dealer Manager. Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person
(other than the Information Agent and the Dealer Manager) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                                   MACKENZIE
                                 PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll Free (800) 322-2885

                      The Dealer Manager for the Offer is:
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                         BANCAMERICA ROBERTSON STEPHENS

                             555 California Street
                            San Francisco, CA 94104
                                 (888)445-6678

February 20, 1998





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